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                                                                    EXHIBIT 10.7

                 SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT
                             AND ESCROW INSTRUCTIONS

         THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (the "Second Amendment") is entered into effective as of February 18, 2004, by and between IGP X SHADOWRIDGE MEADOWS, LTD., a California limited partnership ("Seller") and MARK GOSSELIN, AS TRUSTEE OF THE MARK GOSSELIN TRUST DATED OCTOBER 31, 2001 ("Buyer") with reference to the following recitals:

                                    RECITALS

         A. Seller and Buyer previously entered into a Purchase and Sale Agreement and Escrow Instructions dated December 8, 2003 (the "Agreement"), relating to that certain apartment property known as the Shadow Ridge Meadows Apartments, as more particularly described in the Agreement, The Agreement was amended by that certain First Amendment to Purchase and Sale Agreement and Escrow Instructions dated January 8, 2004 (the "First Amendment").

         B. Buyer has asserted certain claims against Seller regarding the physical condition of the Property, Seller's alleged breach of representations and warranties under the Agreement, and Seller's alleged intentional and/or negligent disclosure or nondisclosure facts relating to the condition of the Property. Seller has claimed that Buyer did not provide the Additional Deposit to Escrow Holder in a timely fashion, and Seller therefore delivered cancellation instructions to Escrow Holder, and asserts that the Agreement has been terminated.

         C. Seller and Buyer now wish to reaffirm the transaction, settle and release all claims existing by one against other as of the execution of this Second Amendment, including, but not limited to, the claims set forth in Recital Paragraph B above (collectively, the "Existing Claims"), and to modify certain provisions of the Agreement, as set forth in detail below.

         NOW THEREFORE, for good and valuable consideration, the parties agree as follows:

                                    AGREEMENT

         1. Revocation of Cancellation Instructions. The escrow cancellation instructions previously delivered by Seller to Escrow Holder are hereby revoked and cancelled.

         2. Purchase Price. Section 1.3 of the Agreement is revised to provide that the Purchase Price is hereby reduced to the amount of Twenty Seven Million Five Hundred Thousand Dollars ($27,500,000.00).

         3. Credit for Repairs and/or Improvements. In addition to the reduction of the Purchase Price, Seller shall provide Buyer with a credit at Closing for miscellaneous repairs and/or improvements to be made by Buyer after Closing at the Property in the amount of Two Hundred Thousand Dollars ($200,000.00). The credit shall be made by adjustment of the closing statement by Escrow Holder.

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         4.       Payment of Purchase Price. The last sentence of Section 1.4 of the Agreement is revised as follows: "On or before 12:00 p.m. on the business day prior to the Closing Date, Buyer shall deposit into Escrow (as defined in Section 1.5 below), in cash or other immediately available funds, the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, minus the amount of the Deposit previously deposited by Buyer into Escrow."

         5. Release of Deposit. Seller acknowledges Buyer's previous two Deposits totaling Five Hundred Thousand Dollars ($500,000,00). Upon mutual execution of this Second Amendment, and except as provided in Sections 3.4 and
6.2 and Article VII of the Agreement, the Deposit and all accrued interest thereon shall be released to Seller, and shall be applicable to the Purchase Price at Closing. Except as set forth herein, the remaining terms of Section 1.5 of the Agreement shall apply.

         6. Contingency Period. The Contingency Period is deemed to have expired as of the Effective Date of this Second Amendment.

         7. Waiver and Release of Existing Claims. Effective upon Buyer and Seller's execution of this Second Amendment, Buyer and Seller and anyone claiming by, through or under them, together with such party's employees, officers, directors, representatives, agents, servants, attorneys, affiliates, parents, partners, members, subsidiaries, successors and assigns ("Released Parties") waive and release the Existing Claims.

         8. Waiver and Release of Claims Effective as of the Closing. Effective on and conditioned upon the Closing, the Released Parties shall waive and release any and all claims, rights and causes of action of every nature, known or unknown, arising from, or related to the Agreement, the transaction contemplated thereby and the condition of the Property. In furtherance of the foregoing, Buyer and Seller shall execute a Civil Code Section 1542 release, in form attached hereto as Exhibit "A", and deliver the same to Escrow Holder as of the Closing.

         9. Condition of Property Upon Closing. Buyer acknowledges that it has had ample opportunity to investigate the condition of the Property and has verified that the Due Diligence Documents required by Section 3.1 of the Agreement have been received by Buyer and are accurate and complete or, to the extent Buyer believes such Due Diligence Documents are not accurate and complete, effective as of the Closing Date, Buyer waives and releases Seller from any liability related thereto, including, but not limited to, Seller's alleged intentional and/or negligent disclosure or nondisclosure of any fact relating to the Property or any representation or warranty by Seller under
Section 5.1(f) of the Agreement. Buyer acknowledges that Seller makes no representation or warranty as to the condition of the Property as of the date of this Second Amendment or at Closing and further acknowledges that Section 5.1(f) of the Agreement is deemed deleted.

         10. Deletion of Section 3.1 (j). Effective upon Buyer and Seller's execution of this Second Amendment, Section 3.1 (j) is deemed deleted and Buyer waives any right Buyer may have to receive a disclosure statement from Seller in accordance with Section 3.1(j) of the Agreement.

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         11.      Partnership Approval. Section 4.7(a)(i) is revised as follows:
"(a) Within forty- five (45) days following the expiration of the Contingency
Period: (i) Seller shall have obtained the requisite approval of the limited partners of Income Growth Partners, Ltd., X, a California limited partnership ("IGPX"), which is the sole limited partner of Seller, as required by the Agreement of Limited Partnership of IGPX. Subject to its fiduciary responsibilities to its limited partners with regard to changes in facts or circumstances which may arise after execution of this Second Amendment, Seller's general partners will cause the general partner of IGPX to recommend, in writing, approval of this transaction to the limited partners of IGPX and to use its best efforts to obtain the approval of such limited partners. Further, subject to and conditioned upon the limited partners of IGPX approval of the transaction, Seller will cause the partners of Seller to approve the transaction. Seller's general partners will also cause the general partner of IGPX to provide a copy of its written recommendation (and any other correspondence and documentation provided to IGPX's limited partners relating to the approval process) to the Buyer simultaneously with delivery of the same to the limited partners of IGPX. If IGPX's limited partners do not approve the transaction and this Agreement is therefore terminated, Seller shall provide Buyer with written confirmation that said approval was not obtained, and Buyer shall be entitled to and shall receive the return of the Deposit and all accrued interest thereon within two (2) business days of delivery to Escrow Holder of mutual written cancellation instructions."

         12. Third Party Negotiations. The Property shall not be offered for sale, shown to prospective buyers (other than Buyer), or a sale negotiated during the pendency of the approval of Seller's limited partners, as set forth above.

         13. Definitions. All capitalized words used herein shall have the definition set forth in the Agreement, unless otherwise defined herein.

         14. Counterparts. This Second Amendment may be executed in any number of identical counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all counterparts hereof taken together shall constitute a single instrument. The facsimile signatures of the parties shall be deemed to constitute original signatures, and facsimile copies hereof shall be deemed to constitute duplicate original counterparts.

         15. Effective Date. This Second Amendment shall be effective as of the effective date set forth above.

         16. Conflicting Terms. In the event of a conflict between the terms of the Agreement and the terms of this Second Amendment, the terms of this Second Amendment shall govern.

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         IN WITNESS WHEREOF, Buyer and Seller have executed this Second
Amendment as of the date first above written.

                                "SELLER"

                                IGP X SHADOW RIDGE MEADOWS LTD.,
                                a California limited partnership

                                By: INCOME GROWTH MANAGEMENT,
                                    INC., a California corporation
                                    Its: General Partner

                                By: /s/ David W. Maurer
                                    --------------------------------------------
                                    Name: David W. Maurer
                                    Title: President

                                By: IGP X SHADOW RIDGE  MEADOWS,
                                    INC., a California corporation
                                    Its: General Partner

                                By: /s/ David W. Maurer
                                    --------------------------------------------
                                    Name: David W. Maurer
                                    Title: President

                                "BUYER"

                                Mark Gosselin, as Trustee of the Mark Gosselin Trust dated October 31, 2001

                                By: /s/ Mark Gosselin
                                    --------------------------------------------
                                    Name: Mark Gosselin
                                    Title: Trustee

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                              ESCROW HOLDER CONSENT

         Escrow Holder hereby acknowledges that it has received fully executed or executed counterparts of the foregoing Second Amendment and agreed to be bound by the provisions thereof.

ESCROW HOLDER:

STEWART TITLE COMPANY

By:   /s/ J. C. Demas                         Dated: 2/18/04, 2004
   -----------------------------
  Name  : J. C. Demas
  Title : Commercial Escrow Officer

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                                   EXHIBIT "A"

                                  RELEASE FORM

         THIS MUTUAL RELEASE is made and entered into effective as of the ______ day of ______, 2004 (the "Effective Date") by MARK GOSSELIN, AS TRUSTEE OF THE MARK GOSSELIN TRUST DATED OCTOBER 31, 2001 ("Buyer"), and IGP X SHADOWRIDGE MEADOWS, LTD., a California limited partnership ("Seller").

         Release. The parties and anyone claiming by, through or under them, hereby waives their right to recover from and fully and irrevocably the other parties to the Agreement, together with such party's employees, officers, directors, representatives, agents, servants, attorneys, affiliates, parent, subsidiaries, successors and assigns ("Released Parties") from any and all claims that it may now have or hereafter acquire against any of the Released Parties for any costs, loss, liability, damage, expenses, demand, action or cause of action arising from or related to the Agreement, the transactions contemplated thereby, and the condition of the Properly upon Closing.

         1542 Waiver. This release includes claims of which each party is presently unaware or which such party does not presently suspect to exist which, if known by such party, would materially affect the party's release of the Released Parties. Each party specifically waives the provision of California Civil Code Section 1542, which provides as follows:

                  "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR."

         Defined Terms. All capitalized terms set forth herein shall have the meaning ascribed to them under the terms of that certain Purchase and Sale Agreement and Escrow Instructions dated December 8, 2003, as amended.

                             SIGNATURE PAGE FOLLOWS

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